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Exhibit 18.1

May 10, 2010

Board of Directors and Stockholders of
Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts 02111

Dear Directors:

        At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2010, of the facts relating to a change in accounting principle related to the removal of the two-month reporting lag for the Company's European subsidiary, Iron Mountain Europe (Group) Limited. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

        We have not audited any consolidated financial statements of Iron Mountain Incorporated and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2009. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

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  Exhibit 18.1